Thai Military Bank, Plc.

                               Letter of Guarantee

                                                                     Head Office
                                                                 August 30, 2002

         We, King Power Duty Free Co., Ltd., nationality: Thai, address 989 Rama I Road, Pathum Wan Sub-district, Pathum Wan District, Bangkok Metropolis, hereinafter referred to as the `Guarantor,' hereby issue this Letter of Guarantee to Thai Military Bank, Plc., hereinafter referred to as the `Bank, ` with the following terms and conditions:

         1. Whereas Bank granted King Power International Co., Ltd., hereinafter referred to as `Borrower,' credit facilities in the form of loans, bank overdraft, sale of promissory note with discount, letter of guarantee, endorsement of notes, guarantee of other sums in connection with notes, letter of credits, trustee sheet, packing credits, commercial instruments, credits in the form of foreign banking or any types of credits, and in the event that Borrower is liable to pay Bank any sums or have its property seized by Bank, Guarantor shall guarantee all types of debts of Borrowers existing now and hereafter up to 100,000,000.00 (one hundred million baht). As joint obligator, Guarantor agrees to guarantee unlimited liabilities, interest accumulated thereon, compensation, insurance premium, other encumbrances under instruments of indebtedness.

         2. In the event that Borrower defaults on payment for any reason whatsoever, becomes bankrupt, incompetent, disappears, moves away that its whereabouts are unknown, or any incidents occurred resulting in Bank not receiving payment, Guarantor shall, as joint obligator, pay the sums still owing plus the interest accumulated thereon at default rate, which is 14.25 % per annum at present, subject to alteration as Bank deems appropriate -Bank's announcement on interest rates and discounts - and Guarantor shall accept such alteration without the need to be notified.

         3. In the event of any claim for such sum under Letter of Guarantee, Bank may, as it deems appropriate, meet its obligations thereunder without notifying or seeking prior approval of Guarantor, and Guarantor shall, as joint obligator, unconditionally indemnify Bank for such sum plus the interest accumulated thereon at the rate specified under Cl. 2., including fees, damages, and other expenses.

         4. Any renewal of overdraft agreement or any agreements mentioned under Cl.1. or extension of time for repayment granted to Borrower with out without any notice shall always be approved by Guarantor and shall not be put up as the grounds for discharging Guarantor's obligations hereunder.

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         5.  Guarantor  shall  waive its right to make Bank  enforce  payment on
Borrower first. Such waiver shall not prejudice Bank's right to enforce sale of property or estate of Borrower or its assigns or successors first as Bank deems appropriate. If Bank cannot recover the total sum, Guarantor shall make up the shortfall, including the court fee, legal fee and other expenses in connection with such recovery. This provision shall apply whether Bank notifies Guarantor or not and it shall also apply even if Bank does not demand from, claim or take legal proceedings against Guarantor, Borrower, estate of Borrower or its assigns or successors.

         6. Bank reserves the right to claim or not to claim against or to release any Guarantor from its obligations without the need to seek prior consents from other Guarantors and in this case, the latter shall continue to assume all liabilities.

         7. This Guarantee shall be valid and shall not be withdrawn so long as Borrower still owes Bank. In the event that Borrower performed any acts through misunderstanding, without proper authority or while being incompetent that the obligations under Cl. 1 is not binding upon Borrower, Guarantor shall assume all liabilities whether it is aware of the facts at the time of making the Agreement or not.

         8. Although Bank has performed any acts resulting in Guarantor not being able to assume all or some of the rights under mortgage or pledge or any preferential rights granted by Borrower to Bank now or hereafter, Guarantor shall not be discharged from its obligations wholly or partially.

         9. In the event that Borrower dies and Bank fails to enforce payment against estate and obligations of Borrower, its heirs and successors within one year from the time of Borrower's death, Guarantor still has to repay Bank the sums still owing in full without putting up defense on the grounds of end of prescribed time for actions.

         10. Any property put up with any branch of Bank by Guarantor as security for any of its own debts or other persons' debts shall also be regarded as security for the debts hereunder.

         11. Guarantor shall consent to Bank debiting from Guarantor's accounts of any type with Bank or from any sums due to Guarantor and apply the same for repayment hereunder.

         12. Guarantor shall notify Bank in writing of any change of address of its office within 7 days. Any communications, demands, notices or letters sent to the above address or new address by mail or any method shall be regarded as duly delivered to Guarantor.

         13.  To   secure   its   obligations   hereunder,   Guarantee   put  up
________________________________ with Bank until the latter receives full payment.

         14. Guarantor agrees that Bank may disclose Guarantor's information on Credits (financial statements, records, etc for loan origination) existing now and hereafter to juristic entities in credit information business and other juristic entities described under Credit Information Act and allow them to disclose the same to financial institutions which are members. This provision shall apply to credit information existing now and hereafter.

         Guarantor  fully  understands  this  Agreement.   In  witness  whereof,
Guarantor has affixed its signature hereunto in the presence of the witnesses on the date written above.

                                    -Signed-                           Guarantor
                           (Mr. Viratana Suntaranond)
                               Authorized Director
                    (Seal of King Power Duty Free Co., Ltd.)

                                    -Signed-                            Witness

                                    -Signed-                            Witness
                            (Mr. Somsak Trakanphong)